Filed Pursuant to Rule 424(b)(3)
Registration No. 333-122760

PROSPECTUS SUPPLEMENT NO. 2
DATED MAY 26, 2005
TO
PROSPECTUS DATED APRIL 1, 2005,
AS SUPPLEMENTED ON MAY 17, 2005

        PROTEIN DESIGN LABS, INC.

9,853,770 Shares of Common Stock

        This prospectus supplements the prospectus dated April 1, 2005 (the "Prospectus"), as supplemented on May 17, 2005 (the "Supplement No. 1") of Protein Design Labs, Inc. (the "Company" or "PDL") relating to the public offering, which is not being underwritten, of shares of the common stock of PDL. This prospectus supplement (the "Supplement No. 2") should be read in conjunction with the Prospectus and Supplement No. 1, and this Supplement No. 2 is qualified by reference to the Prospectus and Supplement No. 1, except to the extent that the information provided by this Supplement No. 2 supersedes the information contained in the Prospectus and Supplement No. 1.

        SEE "RISK FACTORS" BEGINNING ON PAGE 7 OF THE PROSPECTUS TO READ ABOUT FACTORS YOU SHOULD CONSIDER BEFORE INVESTING IN THE SHARES OF PDL.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or passed upon the accuracy or adequacy of this Supplement. Any representation to this contrary is a criminal offense.

        The table on page 35 of the Prospectus and beginning on page 1 of Supplement No. 1 setting forth information concerning the selling stockholders is updated by the addition of the following information:

Name of Selling Stockholder	Number of Shares Beneficially owned Prior to the Offering	Maximum Number of Shares That May be Sold	Shares Beneficially Owned After the Offering
Surfboard & Co.[1]	0	54,654	0

Incorrectly listed as California Emerging Ventures II, LLC in Supplement No. 1.

        Information concerning the selling stockholders may change from time to time. Any such changed information will be set forth in additional supplements to the Prospectus if and when necessary.

The date of this Supplement is May 26, 2005.